EXHIBIT 23.3



                   Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statements on Form S-3 (No. 33-55785) of Viacom Inc., Form S-8 (Nos. 33-41934 and 33-56088) of Viacom Inc., Form S-8 (No. 33-55173) of Paramount Communications Inc. and Form S-8 (No. 33-55709) of Blockbuster Entertainment Corporation of our reports dated June 3, 1994, appearing on page F-2 and page 4 of Item 14(a) in the Paramount Communications Inc. Transition Report on Form 10-K for the eleven month period ended March 31, 1994, as amended by Form 10-K/A Amendment No. 1 dated July 29, 1994 and as further amended by Form 10-K/A Amendment No. 2 dated August 12, 1994 included in the Viacom Inc. Current Report (Form 8-K) filed with the Securities and Exchange Commission on April 14, 1995.

/s/ Price Waterhouse LLP
Price Waterhouse LLP

New York, New York
April 12, 1995